Exhibit 10.72

SUMMARY OF NON-EMPLOYEE DIRECTOR
COMPENSATION EFFECTIVE JANUARY 1, 2008

The Registrant’s Board of Directors approved the compensation to be paid in 2008 to the Registrant’s non-management directors.  A summary of that compensation is as follows:

Annual Retainer:  $30,000 annually paid $7,500 per quarter. Norman Leenhouts, Co-Chair of the Registrant’s Board of Directors will be paid an additional annual retainer of $100,000 ($25,000 quarterly) for his services as Co-Chair and for additional services to be rendered in connection with Registrant’s acquisition and disposition activities.

Additional Retainer for the Chair of each of the Committees:  $10,000 annually, paid $2,500 per quarter.

Meeting Fees: $1,400 per meeting for attendance (in person and by telephone) at Board and Committee meetings.  A meeting fee will be paid for each meeting attended regardless of the number of meetings held in a day.

Restricted Stock:  The number of shares equal to $55,000 divided by the closing price of a share of the Registrant’s Common Stock on the date of issuance which will be May 1, 2008, the date of the 2008 stockholders meeting provided that a new stock benefit plan is approved by the stockholders.

Options to Purchase Common Stock:  The number of shares equal to $26,000 divided by 12.5% of the closing price of a share of the Registrant’s Common Stock on the date of grant which will be May 1, 2008, the date of the 2008 stockholders meeting provided that a new stock benefit plan is approved by the stockholders.

NOTE:   Directors may defer some or all of the above pursuant to the Director Deferred Compensation Plan.